     Exhibit 23.4

CONSENT OF MICHAEL F. O’BRIEN

I hereby consent to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission, of references to my name and to the use of the technical report titled “Preliminary Economic Assessment Report on the Arctic Project, Ambler Mining District Northwest Alaska” dated effective September 12, 2013 (the “Technical Report”).

I also consent to the incorporation by reference in NovaCopper Inc.’s Registration Statement on Form S-3 (No. 333-185127) and Registration Statements on Form S-8 (No. 333-188950 and No. 333-181020), of references to my name and to the use of the Technical Report, which is included in the Annual Report on Form 10-K.

DATED: January 29, 2014

/s/ Michael F. O’Brien
Name: Michael F. O’Brien